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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                    ADVANCED LIGHTING TECHNOLOGIES ANNOUNCES
                 DSI'S SUCCESS IN DEMONSTRATING KEY DWDM FILTER
                    CAPABILITIES USING MICRODYN(R) TECHNOLOGY

SOLON, OH, JANUARY 17, 2001--ADVANCED LIGHTING TECHNOLOGIES, INC. (Nasdaq: ADLT) today announced that DSI has demonstrated key DWDM filter manufacturing capabilities using its patented MicroDyn(R) technology. Success waS demonstrated by sample production of 200 GHz filter wafers with film quality and bandpass shape that meet customer specifications.

DSI's MicroDyn technology has already demonstrated key advantages in both filter quality and yield. Most customers specify insertion loss (which is determined by film quality) of < .5 dB. Normal ion-assisted evaporative technology (the technology that produces the majority of DWDM filters in the world) produces filters with film quality that provides average insertion losses of .25 dB. MicroDyn has achieved .15 dB in production type equipment.

Another key parameter is film uniformity, which indirectly determines the yield from a coated DWDM wafer. Normal production ion-assisted evaporative technology produces coatings that can vary in thickness from 1 to 1.5 nm over a 1.5" area. MicroDyn has separately achieved .3 nm thickness uniformity over the same area.

DSI's goal is to have MicroDyn production equipment installed throughout calendar year 2001 with production capacity for DWDM filters of greater than 1,000,000 units annualized by December 2001.

Commenting on this significant achievement, Lee Bartolomei, President of DSI said, "Our team has made tremendous progress in a very short time to demonstrate superior film quality and uniformity. We are not only confident that our MicroDyn technology is capable of producing very high throughput 200 GHz filters at potentially very low costs, but have set a new target to achieve 100 GHz capability before mid-year."

Wayne R. Hellman, Chairman and Chief Executive Officer commented, "In preparing DSI for its planned high sales growth, we are pleased to announce the appointment of Ted Antkowiak as DSI's Executive Vice President of Sales and Marketing. Ted, a long time veteran of the telecommunications arena, was most recently at Cable Design Technologies (CDT) where he was Vice President responsible for all aspects of business development including sales and operations management at the Optical Systems Division. From 1983-1995, Ted also held various engineering and business development positions with NorTel Networks and Corning.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. As discussed in the Company's SEC filings, covenants in the Company's bank credit facility, the indenture relating to the Company's 8% Senior Notes and the Company's agreements with General Electric Company limit certain corporate actions. As a result, implementation of certain strategic alternatives
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relating to the telecommunications unit may require consent or require replacement of these ADLT financing sources. The Company has no assurance that such consents or replacement financing can be obtained in a manner to permit timely implementation of these strategic alternatives. Other risks and uncertainties include the timely development and market acceptance of new products, including production equipment, the ability to provide adequate incentives to retain and attract key employees, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K for the fiscal year ended June 30, 2000. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components and systems. The Company also develops, manufactures and markets passive optical telecommunications devices, components and equipment based on the optical coating technology of its wholly-owned subsidiary, Deposition Sciences, Inc.

For further information, contact:

Lisa Barry
Advanced Lighting Technologies, Inc.
440-836-7111